Exhibit 99.1

KULR Technology Group and Amprius Technologies Form Strategic Partnership for Advanced Battery Packs

KULR ONE Space and KULR ONE Guardian Platforms to Integrate Amprius Silicon Anode SA10 Cells

SAN DIEGO / GLOBENEWSWIRE / April 30, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in safe and high performance energy storage solutions, today announced a leap forward in battery technology tailored for defense and space applications as KULR Technology Group (NYSE: KULR) and Amprius Technologies (NYSE: AMPX) officially announce their strategic partnership. This collaboration heralds the integration of Amprius' innovative high performance cylindrical cell into KULR ONE Space and Guardian battery architectures, renowned for their high reliability and robust safety protection, for aerospace and military applications. At the heart of this partnership is Amprius' silicon-anode SA10 cells, which are set to provide a tactical edge through superior energy density and discharge capability. The incorporation of these cells into KULR ONE Space & Guardian reference designs will ensure a propagation-resistant structure, equipped with the necessary safety measures to meet stringent specifications for defense and space operations.

KULR Technology Group is poised to incorporate these cutting-edge cells into forthcoming standard battery models like the BB 2590 and into commercialized variations of the KULR ONE Space 100 to 400 Wh variations, harnessing our NASA-certified screening practices, or similar, to bolster safety. This crucial step meets a fundamental requirement for battery packs destined for crewed space flights, in compliance with the NASA JSC 20793 standard and for next generation military battery packs required to satisfy extensive environmental testing requirements such as MIL-STD-810H. Working jointly with Amprius and NASA, KULR is committed to securing the essential approvals for the SA10's use in battery packs for these vital missions and applications.

A recent collaborative report by the World Economic Forum and consultancy firm McKinsey & Company highlights the potential of the global space economy to address major industry and societal issues. The report forecasts that by 2035 the sector’s valuation could reach $1.8 trillion, putting it on par with the influential semiconductor industry. The study envisions space technologies becoming as integral to daily life as semiconductors are currently, driven primarily by advancements in communications positioning, navigation and timing, and Earth observation services.

KULR CEO Michael Mo remarked, "The innovation encapsulated within the SA10 cell, and the agility demonstrated by Amprius align seamlessly with our commitment to serving high reliability sectors. This is an ideal strategic partnership for our KULR ONE platform utilizing their high energy density cell. Together, we are positioned to exceed the expectations of our mission-critical customers.”

Amprius Technologies’ CEO Dr. Kang Sun praised the alliance, stating, "KULR's unwavering dedication to safety and innovation, coupled with their ability to rapidly produce prototypes, is indispensable. KULR’s adoption of Amprius’ industry-leading cell based on the SiCore™ product line not only allows us to enter new markets with cutting-edge technology, but it also propels ongoing development for future demands."

This strategic partnership sets a new standard for battery solutions in high-stakes environments, reflecting both companies' visions for a safer, more efficient future. The integration of Amprius' SA10 cells into KULR's battery packs is poised to revolutionize the landscape of power sources for the defense and aerospace sectors, offering unprecedented reliability and safety.

About KULR Technology Group, Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

About Amprius Technologies, Inc.
Amprius Technologies, Inc. is a leading manufacturer of high-energy and high-power lithium-ion batteries producing the industry’s highest known energy density cells. The company’s commercially available SiMaxx™ batteries deliver up to 450 Wh/kg and 1,150 Wh/L, with third party validation of 500Wh/kg and 1,300 Wh/L. The company’s corporate headquarters is in Fremont, California, where it maintains an R&D lab and a MWh scale manufacturing facility for the fabrication of silicon anodes and cells. To serve customer demand, Amprius entered into a lease agreement for an approximately 774,000 square foot facility in Brighton, Colorado, and expanded its product portfolio to include the SiCore™ platform. For additional information, please visit amprius.com. Also, see the company’s LinkedIn and X pages.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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